Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2013 Financial Results

South San Francisco, Calif. — March 4, 2014 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2013.

For the fourth quarter of 2013, Rigel reported a net loss of $16.9 million, or $0.19 per share, compared to a net loss of $25.5 million, or $0.30 per share, in the fourth quarter of 2012. Weighted average shares outstanding for the fourth quarter of 2013 and 2012 were 87.4 million and 85.3 million, respectively.

Contract revenue from collaborations in the fourth quarter of 2013 was comprised of a $5.8 million non-refundable payment earned from AstraZeneca AB (AZ) as a result of its continued development of R256 in asthma. There was no contract revenue from collaborations in the fourth quarter of 2012.

Rigel reported total operating expenses of $22.7 million in the fourth quarter of 2013, compared to $25.6 million in the fourth quarter of 2012. The decrease in operating expenses was primarily due to a decrease in research and development costs related to the following three areas: the completion of a Phase 2 clinical study with R343 in asthma in August 2013, a decrease in stock-based compensation expense, and a decrease in bonus compensation expense; and was partially offset by an increase in research and development costs related to fostamatinib in immune thrombocytopenic purpura (ITP). Stock-based compensation expense decreased from $3.3 million in the fourth quarter of 2012 to $1.6 million in the fourth quarter of 2013 primarily because the majority of options granted in 2013 have longer vesting periods and lower valuations as compared to options granted in the same period of 2012.

For the twelve months ended December 31, 2013, Rigel reported contract revenue of $7.2 million and a net loss of $89.0 million, or $1.02 per basic and diluted share, compared to contract revenue of $2.3 million and a net loss of $98.8 million, or $1.32 per basic and diluted share, in 2012.  Contract revenue in 2013 consisted of a $5.8 million non-refundable payment earned from AZ for its continued development of R256 in asthma, and a non-refundable payment of $1.4 million from Daiichi Sankyo (Daiichi) related to Daiichi’s investigational new drug application filing for an oncology compound. Contract revenue in 2012 consisted of a $1.0 million upfront payment from AZ to license R256, a payment of $750,000 from Daiichi related to an oncology compound, and a payment of $500,000 from BerGenBio AS (BerGenBio) for the development of an oncology compound.

As of December 31, 2013, Rigel had cash, cash equivalents and available-for-sale securities of $212.0 million, compared to $298.2 million as of December 31, 2012.  Rigel expects to end 2014 with cash and investments in excess of $132.0 million, which is expected to be sufficient to fund operations through the second quarter of 2016.

Rigel presently has five distinct development programs in, or poised to enter, clinical studies this year, including a planned Phase 3 evaluation of fostamatinib as a potential treatment for ITP which is expected to commence by mid-2014, and the results of a Phase 2 study of R348, a topical JAK/SYK inhibitor for the potential treatment of dry eye, expected in the second half of this year. (Note:  see Rigel press release dated January 10, 2014 for more project update information.

“As 2014 unfolds, Rigel has a number of significant clinical research projects in the works, which include a good combination of more advanced projects, such as fostamatinib in ITP, and earlier ones, such as R118 in intermittent claudication,” said James M. Gower, chairman and chief executive officer of Rigel.  “We look forward to initiating the first of our two pivotal P3 trials of fostamatinib in ITP next month,” he added.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel currently has five product candidates in development: fostamatinib, an oral SYK inhibitor expected to enter a Phase 3 clinical trial for ITP and a Phase 2 clinical trial for IgA nephropathy in the first half of 2014; R348, a topical JAK/SYK inhibitor currently in Phase 2 clinical trials for dry eye; R118, an AMPK activator expected to enter Phase 1 clinical trials in the first half of 2014; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi.

This press release contains “forward-looking” statements, including, without limitation, statements related to development plans, the timing of planned clinical trials and results, and Rigel’s ability to fund and maintain its current development plans into 2016.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Contract revenues	$5,750	$—	$7,150	$2,250

Operating expenses:
Research and development (see Note A)	18,046	19,764	75,328	78,778
General and administrative (see Note A)	4,648	5,852	19,612	22,849
Restructuring charges (see Note A)	—	—	1,679	—
Total operating expenses	22,694	25,616	96,619	101,627
Loss from operations	(16,944)	(25,616)	(89,469)	(99,377)
Interest income, net	83	144	442	537
Net loss	$(16,861)	$(25,472)	$(89,027)	$(98,840)

Net loss per share, basic and diluted	$(0.19)	$(0.30)	$(1.02)	$(1.32)

Weighted-average shares used in computing net loss per share, basic and diluted	87,430	85,274	87,288	74,967

Note A

Stock-based compensation expense included in:
Research and development	$870	$1,836	$3,930	$7,050
General and administrative	693	1,427	2,997	5,567
Restructuring charges	—	—	239	—
	$1,563	$3,263	$7,166	$12,617

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2013	2012

Cash, cash equivalents and available for sale securities	$211,975	$298,241
Total assets	226,058	310,043
Stockholders’ equity	208,251	289,096